Exhibit 99.1

THE LGL GROUP CHAIRMAN MARC GABELLI ANNOUNCES THE ELECTION OF TWO INDEPENDENT BOARD MEMBERS AND THE APPOINTMENT OF CO-CEO TIMOTHY FOUFAS TO HELP BUILD VALUE ACROSS MULTIPLE INDUSTRIES

ORLANDO, FL. August 15, 2023 – The LGL Group, Inc. (NYSE American: LGL) (the “Company” or “LGL”) announced that on August 11, 2023, the Board of Directors elected Ms. Darlene DeRemer and Mr. Herve Francois to the Board, effective immediately.

Marc Gabelli, LGL Chairman added, “We are delighted that both Ms. DeRemer and Mr. Francois have joined our board, and that Tim Foufas has moved into management. Darlene brings 35 years of experience in asset management and investment banking. Herve offers 20 plus years’ experience in technology investing as well as broad financial analysis acumen. Tim has over 25 years as an investor. These additions will assist our management team as we continue to evaluate LGL opportunities for shareholder value creation.”

Darlene DeRemer brings a career in investment banking, new product development and governance positions of leadership. Ms. DeRemer currently serves as the Chairwomen and Trustee of ARK ETF Trust and was a Managing Partner at Grail Partners LLC, a financial services merchant bank from 2005 to 2019, and remains an Advisory Partner today. She served on the Board of Directors for United Capital Wealth Advisors, 2008 to 2019 and the Board of Directors for Confluence Technologies, Inc. (2018 – 2021). Earlier in her career, Ms. DeRemer was Vice President and Director in the Asset Management Division of State Street Bank and Vice President at T. Rowe Price & Associates. Ms. DeRemer also serves on the Board of Trustees for Syracuse University from which she holds an MBA and BS.

Herve Francois has broad financial services experience in research and sales, including specializations in technology investing. Mr. Francois currently serves as Partner & Acquisition Manager at DeRosa Group, a real estate investment firm. Mr. Francois has held positions as a Financial Analyst and Institutional Equity Sales Manager at Citigroup, Credit Suisse First Boston, and several other investment banking firms over a 23-year career on Wall Street. As a Financial Analyst, Mr. Francois covered a broad number of Technology stocks and ranked 3rd place in the stock picking category in Wall Street Journal’s “Best Analyst’s on The Street” for 2002. Mr. Francois also led U.S. Equity Sales at Mizuho Securities. Mr. Francois holds an M.B.A. from Georgetown University and a B.A. in Economics from Boston College.

In addition, the Company announced that Timothy Foufas, a long time LGL Board member, has joined the company as Co-CEO, as Michael Ferrantino transitions from management to the Board. “This continues the management transition following the spin-off of M-tron Industries, Inc. late last year. I am delighted Tim will move to take on this executive role. He brings a long history of private equity and operational experience,” said Michael Ferrantino.

“The additions of Darlene and Herve are part of the Company’s value building activities,” furthered Marc Gabelli.

ABOUT THE LGL GROUP, INC.

The LGL Group, Inc. (the "Company" or "LGL") is a holding company engaged in services, merchant investment and manufacturing business activities. Precise Time and Frequency, LLC ("PTF") is a globally positioned producer of industrial Electronic Instruments and commercial products and services. Founded in 2002, PTF operates from our design and manufacturing facility in Wakefield, Massachusetts. Lynch Capital International LLC is focused on the development of value through investments.

LGL’s business strategy is primarily focused on growth through expanding new and existing operations across diversified industries. The LGL Group Inc.'s engineering and design origins date back to the early part of the last century. In 1917, Lynch Glass Machinery Company, the predecessor of LGL, was formed, and emerged in the late twenties as a successful manufacturer of glass-forming machinery. The company was then renamed Lynch Corporation and was incorporated in 1928 under the laws of the State of Indiana. In 1946, Lynch was listed on the “New York Curb Exchange,” the predecessor to the NYSE American. The company has had a long history of owning and operating various businesses in the precision engineering, manufacturing and services sectors.

LGL was incorporated in 1928 under the laws of the State of Indiana as Lynch Corporation, Inc., and in 2007, the Company was reincorporated under the laws of the State of Delaware as The LGL Group, Inc. with executive offices at 2525 Shader Road, Orlando, Florida 32804. LGL common stock and warrants are traded on the NYSE American (“NYSE”) under the symbols "LGL" and “LGL WS”, respectively.

Caution Concerning Forward Looking Statements

This press release may contain forward-looking statements made in reliance upon the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include all statements that do not relate solely to historical or current facts, and can be identified by the use of words such as “may,” “will,” “expect,” “project,” “estimate,” “anticipate,” “plan,” “believe,” “potential,” “should,” “continue” or the negative versions of those words or other comparable words. These forward-looking statements are not guarantees of future actions or performance. These forward-looking statements are based on information currently available to us and our current plans or expectations and are subject to a number of uncertainties and risks that could significantly affect current plans, anticipated actions and our future financial condition and results. Certain of these risks and uncertainties are described in greater detail in our filings with the Securities and Exchange Commission. We are under no obligation to (and expressly disclaim any such obligation to) update or alter our forward-looking statements, whether as a result of new information, future events or otherwise.

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Contact:

The LGL Group, Inc.

James Tivy

(407) 298-2000

www.lglgroup.com